EXHIBIT 3.2


                         CERTIFICATE OF AMENDMENT TO THE
                        AMENDED AND RESTATED CERTIFICATE
                         OF INCORPORATION OF FOHP, INC.

To:      Department of Treasury, Division of Revenue
         State of New Jersey

         This is to certify that the Amended and Restated Certificate of Incorporation of FOHP, Inc. (herein referred to as the "Corporation"), which was filed and recorded in the Office of the Secretary of State of the State of New Jersey on April 17, 1997, is hereby amended pursuant to Section 14A:9-4(3) of the New Jersey Business Corporation Act as set forth below:

         1. The name of the Corporation is FOHP, Inc.

         2. The Corporation's Amended and Restated Certificate of Incorporation is hereby amended by deleting Article III, Paragraph A. thereof in its entirety and replacing it with the following (the "Amendment"):

                                   ARTICLE III
                                  CAPITAL STOCK

         A. AUTHORIZED CAPITAL STOCK. The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares. Of these shares, four hundred and ninety nine million (499,000,000) shares are classified as Common Stock, par value $.01 per share ("Common Stock"), and one million (1,000,000) shares are classified as Preferred Stock, par value $1.00 per share ("Preferred Stock").

         3. The Amendment was approved by the Board of Directors of the Corporation and thereafter duly adopted by the shareholders of the Corporation effective as of March 25, 1998.

         4. 100,000,000 issued and outstanding shares of Common Stock, par value $.01 per share ("Common Stock"), of the Corporation were entitled to vote on the adoption of the Amendment, and 97,913,161 shares consented in writing to the adoption of the Amendment pursuant to Section 14A:5-6(2) of the New Jersey Business Corporation Act. No shares of the Corporation's Common Stock were voted against the Amendment. Notice of effective date of the Amendment was given to all shareholders of the Corporation as provided in Section 14A:5-6(2) of the New Jersey Business Corporation Act.

         5. The Amendment shall become effective immediately upon the date of filing of this Certificate of Amendment with the Department of Treasury, Division of Revenue, State of New Jersey.





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         IN WITNESS WHEREOF, FOHP, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 25th day of September, 1998.



                                           FOHP, Inc.

                                      By:  /s/ Thomas W. Wilfong
                                           -------------------------------------
                                           Thomas W. Wilfong
                                           President and Chief Executive Officer